Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2016, relating to the financial statements and financial highlights which appear in the October 31, 2016 Annual Report to Shareholders of Thrivent Mutual Funds and our report dated February 20, 2017, relating to the financial statements and financial highlights which appear in the December 31, 2016 Annual Report to Shareholders of Thrivent Growth & Income Plus Fund and Thrivent Diversified Income Plus Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
February 28, 2017